                                                           EXHIBIT 99.(a)(1)(J)



                                              FOR IMMEDIATE RELEASE


                                     Contact: William L. Prichard
                                              or Christine Bock
                                              BOCK COMMUNICATIONS, INC.
                                              (714) 540-1030, ext. 14 or 11
                                              wprichard@bockpr.com
                                              chrisbock@bockpr.com


                         REPEATER TECHNOLOGIES ANNOUNCES
                         CORPORATE RETENTION INITIATIVE


SUNNYVALE, Calif., Nov. 28, 2001 - Repeater Technologies, Inc. (NASDAQ: RPTR), a leading provider of coverage-enhancement products and engineering and consulting services to wireless carriers worldwide, today announced a plan that offers company employees and directors the opportunity to elect to return certain outstanding stock options in exchange for new options.

        The plan was adopted in recognition of the fact that most outstanding employee and director stock options have strike prices that exceed the current market price of Repeater Technologies stock. Under the plan, employees and directors may choose to return certain outstanding stock options in exchange for an option to be issued on Dec. 28, 2001 (or a later date if the company extends the offer) for the same number of shares subject to the options returned. Each new option will vest monthly over one year following the date of grant and will expire 18 months after the date of grant.

        "The commitment and focus of Repeater Technologies' talented employees is critical to the company's ability to execute and deliver superior results," said Mr. Chris Branscum, president and chief executive officer of Repeater Technologies. "This program can enhance the opportunity for Repeater Technologies employees to participate in the future growth and success of the company."

                                   -continued-



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CORPORATE RETENTION INITIATIVE - PAGE 2

        If Repeater Technologies exchanges all outstanding eligible options, it will grant new options to purchase a total of approximately 3.3 million shares of its common stock.

REPEATER TECHNOLOGIES

        Repeater Technologies, with headquarters in Sunnyvale, develops, markets and sells wireless coverage enhancement solutions primarily to wireless service providers. The company provides cost-effective, high-quality coverage systems and services that can be used in suburban, rural and urban areas in coverage-limited structures. To learn more, visit the company's Web site at http://www.repeaters.com. To reach the investor relations department, call 408/743-9444.

Except for historical information contained in this news release, all statements made herein are forward-looking statements that involve risk or uncertainties, including, without limitation, those that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These risks and uncertainties include the company's inability to retain its employees and directors; its inability to successfully deploy and gain widespread industry acceptance of its products; the fluctuation in quarterly revenues and operating results; the difficulty in predicting the timing and magnitude of sales; and its inability to achieve profitability. The company refers interested persons to its most recent annual report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. These forward-looking statements speak only as of the date of this news release. Forward-looking statements are based on information presently available to senior management, and the company has not assumed any duty to update its forward-looking statements.

Repeater Technologies, Network Repeater, RepeaterHybrid Network, RepeaterPower, RepeaterStar and RepeaterNet are trademarks or trade names of Repeater Technologies. All other trademarks or trade names are the property of their respective owners.

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